Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES AN ALL CASH DIVIDEND AND RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2009

Great Neck, New York – March 9, 2010 – One Liberty Properties, Inc. (NYSE: OLP) announced that its Board of Directors has reinstituted its cash dividend policy and today declared a quarterly cash dividend on the Company’s common stock of $.30 per share, an increase of 36% over the level of the quarterly dividends paid in 2009.  The dividend is payable on April 6, 2010 to stockholders of record as of March 26, 2010.

One Liberty also announced its results of operations for the three months and year ended December 31, 2009:

•
For the three months ended December 31, 2009, One Liberty had rental income of $9,838,000 and net income of $9,105,000, or $.81 per diluted share.  Net income for the three months ended December 31, 2009 includes a $5,757,000 gain on property sales, or $.51 per diluted share, included in discontinued operations.  For the three months ended December 31, 2008, One Liberty had rental income of $10,059,000 and a net loss of $3,601,000, or a loss of $.35 per diluted share.  The principal reason for the loss was the recognition of impairment charges recorded against three properties aggregating $5,231,000 ($.51 per diluted share).

•
For the year ended December 31, 2009, One Liberty had revenues of $40,800,000 and net income of $19,641,000, or $1.82 per diluted share, as compared to total revenues, net income, and net income per diluted share of $36,031,000, $4,892,000, and $.48, respectively, for the year ended December 31, 2008.  Revenues for the year ended December 31, 2009 includes rental income of $39,016,000 and a lease termination fee of $1,784,000. All revenues for the year ended December 31, 2008 relate to rental income.  Net income for the year ended December 31, 2009 includes a $5,757,000 gain on property sales, or $.53 per diluted share.  Net income for the year ended December 31, 2008 includes a gain of $1,830,000 on the sale of unimproved land, or $.18 per diluted share, and impairment charges recorded against four properties of $5,983,000, or $.59 per diluted share.  Both the 2009 gain and the 2008 impairment charge are included in discontinued operations.

•
Funds from operations (FFO) for the three months ended December 31, 2009 was $5,549,000, or $.49 per diluted share, compared to funds used in operations of $1,006,000, or $.10 per diluted share, for the three months ended December 31, 2008.  FFO for the year ended December 31, 2009 was $23,272,000, or $2.15 per diluted share, compared to $13,952,000, or $1.37 per diluted share, for the year ended December 31, 2008.  Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income gain on sale of real estate assets, including One Liberty’s share of the gain on disposition of real estate of consolidated joint ventures.

Commenting on the reinstitution of a cash dividend policy, Patrick J. Callan, Jr., President and Chief Executive Officer, stated that “the excellent results in fiscal 2009 and our prospects for 2010 justify the reinstitution of an all cash dividend.”  He noted that for approximately the past year, the Company paid its quarterly dividend in a combination of cash and shares of the Company’s common stock in order for the Company to conserve cash.  The policy proved beneficial as the Company significantly improved its cash position in a difficult economic environment.  “It appears to our management,” Mr. Callan continued “that business has stabilized, and we look forward to being proactive in 2010 in the acquisition area, as evidenced by our purchase in February of this year of a 194,000 square foot shopping center located in suburban Philadelphia for $23.5 million.  The acquisition represents an expansion of our acquisition philosophy to include the acquisition of shopping centers with long-term leases in place with nationally or regionally recognized tenants.”

With respect to the Company’s results and financial condition, Mr. Callan noted as follows:

•
Rental income decreased by $221,000, or 2%, quarter over quarter and increased by $2,985,000, or 8%, year over year.  The decrease quarter to quarter is due to a decrease in a number of items, none of which is significant.  The increase year to year is primarily due to the acquisition of twelve properties during 2008.

•
On the expense side, operating expenses were essentially the same quarter over quarter, but increased by approximately $1,061,000, or 7% year over year.  The increase in operating expenses is due to an increase in depreciation and amortization related to properties acquired in 2008 and real estate expenses formerly paid by tenants.  In 2008, the Company recorded impairment charges of $752,000 during the second quarter and $5,231,000 during the fourth quarter.  In 2009, the Company recorded impairment charges of $229,000.  No other impairment charges were required in 2009.

•	Occupancy at the Company’s properties was approximately 99% at December 31, 2009 based on rentable square feet.

•
At year end, the Company had cash and cash equivalents and available-for-sale securities of approximately $35 million.  At March 8, 2010 the Company had cash, cash equivalents and available-for-sale securities of approximately $30 million.

•
The Company has negotiated a modification and extension of its credit agreement, which expires on March 31, 2010.  There is $27 million outstanding under the credit agreement.  The proposed modification and extension will, among other things, extend the term for two years, reduce the amount available from $62.5 million to $40 million and increase the interest rate from the lower of LIBOR plus 2.15% or the bank’s prime rate to 90 day LIBOR plus 3%, with a minimum interest rate of 6% per annum.  The Company is confident that formal documentation will be concluded substantially in accordance with the agreed upon terms.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net or ground lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements, including the statement related to the stabilization of our business, our acquisition policy and our confidence with respect to concluding a modification and extension of our credit agreement, to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's filings with the Securities and Exchange Commission.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Rental income - Note 1	$9,838	$10,059	$39,016	$36,031
Lease termination fee	-	-	1,784	-
Total revenues	9,838	10,059	40,800	36,031

Operating expenses:
Depreciation and amortization	2,120	2,140	8,527	7,838
General and administrative	1,645	1,615	6,540	6,508
Real estate expenses	206	238	684	344
Leasehold rent	77	77	308	308
Total operating expenses	4,048	4,070	16,059	14,998

Operating income	5,790	5,989	24,741	21,033

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	110	176	559	622
Gain on disposition of real estate of unconsolidated joint venture	-	-	-	297
Interest and other income	66	45	358	533
Interest:
Expense	(3,310)	(3,663)	(13,561)	(13,790)
Amortization of deferred financing costs	(143)	(144)	(728)	(582)
Income from settlement with former president	951	-	951	-
Gain on sale of excess unimproved land	-	-	-	1,830

Income from continuing operations	3,464	2,403	12,320	9,943

Discontinued operations:
(Loss) income from operations - Note 2	(116)	(773)	896	932
Impairment charges	-	(5,231)	(229)	(5,983)
Gain on troubled mortgage restructuring, as a result
of conveyance to mortgagee	-	-	897	-
Net gain on sales	5,757	-	5,757	-
Income (loss) from discontinued operations	5,641	(6,004)	7,321	(5,051)

Net income (loss)	$9,105	$(3,601)	$19,641	$4,892

Net income (loss) per common share-diluted:
Income from continuing operations	$0.31	$0.24	$1.14	$0.98
Income (loss) from discontinued operations	0.50	(0.59)	0.68	(0.50)
Net income (loss) per common share	$0.81	$(0.35)	$1.82	$0.48

Funds from operations - Note 3	$5,549	$(1,006)	$23,272	$13,952

Funds from operations per common share-diluted - Note 4	$0.49	$(0.10)	$2.15	$1.37

Weighted average number of common shares outstanding:
Basic	11,104	10,192	10,651	10,183
Diluted	11,234	10,192	10,812	10,183

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $1,096 and $525 for the year and three months ended December 31, 2009 and $1,554 and $649 for the year and three months ended December 31, 2008, respectively.
Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $55 and $7 for the year and three months ended December 31, 2009 and $(160) and $(180) for the year and three months ended December 31, 2008, respectively.

Note 3 - Funds from operations is summarized in the following table:
Net income	$9,105	$(3,601)	$19,641	$4,892
Add: depreciation of properties	2,108	2,496	9,001	8,971
Add: our share of depreciation in unconsolidated joint ventures	80	81	322	322
Add: amortization of capitalized leasing expenses	13	18	65	64
Deduct: net gain on sales of properties	(5,757)	-	(5,757)	-
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	-	(297)

Funds from operations (a)	$5,549	$(1,006)	$23,272	$13,952

Note 4 - Funds from operations per common share is summarized in the following table:
Net income	$0.81	$(0.35)	$1.82	$0.48
Add: depreciation of properties	0.18	0.24	0.83	0.88
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.03	0.03
Add: amortization of capitalized leasing expenses	-	-	-	0.01
Deduct: net gain on sales of properties	(0.51)	-	(0.53)	-
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	-	(0.03)

Funds from operations per common share-diluted (a)	$0.49	$(0.10)	$2.15	$1.37

(a)           We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time.  In fact real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP.  You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

	ONE LIBERTY PROPERTIES, INC.
	CONDENSED BALANCE SHEETS
	(Amounts in Thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Real estate investments, net	$345,693	$353,113
Properties held for sale	-	34,343
Assets related to properties held for sale	-	2,129
Investment in unconsolidated joint ventures	5,839	5,857
Cash and cash equivalents	28,036	10,947
Available for sale securities (including treasury bills of $3,999 in 2009)	6,762	297
Unbilled rent receivable	10,706	9,623
Unamortized intangible lease assets	7,157	8,018
Other assets	4,493	4,778
Total assets	$408,686	$429,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable	$190,518	$207,553
Mortgages payable-properties held for sale	-	17,961
Line of credit	27,000	27,000
Unamortized intangible lease liabilities	4,827	5,234
Other liabilities	6,213	7,382
Total liabilities	228,558	265,130

Stockholders' equity	180,128	163,975
Total liabilities and stockholders' equity	$408,686	$429,105